LIMITED LIABILITY
COMPANY AGREEMENT
FOR
STAR PROCUREMENT, LLC

THE MEMBERSHIP INTERESTS ISSUED PURSUANT TO THIS LIMITED LIABILITY COMPANY AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “1933 ACT”), OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH MEMBERSHIP INTEREST MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER THE 1933 ACT AND OTHER APPLICABLE LAW OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN. CERTAIN OF THE MEMBERSHIP INTERESTS REPRESENTED BY THIS LIMITED LIABILITY COMPANY AGREEMENT ARE SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFERABILITY SET FORTH IN THIS AGREEMENT.

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This LIMITED LIABILITY COMPANY AGREEMENT (this “Agreement”) for STAR PROCUREMENT, LLC, a Delaware limited liability company (the “Company”), dated as of December __, 2018, is by and among the Persons listed on Exhibit A.
RECITALS
WHEREAS,
A.    The Company was formed as a Delaware limited liability company on December 14, 2018, by the filing of the Certificate of Formation with the Secretary of State of the State of Delaware.
B.    The Members desire to enter into this Agreement on the terms and conditions set forth herein.
NOW, THEREFORE, in consideration of the mutual agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
ARTICLE I
DEFINITIONS
Section 1.1    Certain Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:
“1933 Act” means the Securities Act of 1933, as amended.
“Affiliate” means, with respect to any Person, any other Person Controlling, Controlled by or under common Control with such Person and any equity owner (including, but not limited to, any partner, member, or a shareholder) of such Person.
“Agreement” has the meaning given to such term in the introductory paragraph.
“ATRM Manager” means the Manager appointed by ATRM Holdings, Inc. and identified on Exhibit B.
“Available Cash” means all cash funds (and any other property treated as cash in accordance with Section 5.2) of the Company on hand from time to time after payment or provision for (a) all operating and other expenses of the Company as of such time, (b) all outstanding and unpaid current obligations of the Company as of such time, and (c) as determined by the Board in its sole discretion from time to time, any working capital, expense, capital expenditure or other reserve.
“Board” has the meaning set forth in Section 7.1(b).

“Business” means the purchasing and sale of building materials and related goods and entry into the Services Agreement attached hereto as Exhibit C.
“Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.
“Capital Account” means the individual accounts established and maintained pursuant to Section 4.4.
“Capital Contribution” means, with respect to any Holder, the aggregate amount of cash and the initial Gross Asset Value of any other property contributed (or required to be contributed) to the Company by or on behalf of that Holder (or any predecessor-in-interest of such Holder).
“Chairman” has the meaning given to such term in Section 7.6(b).
“Chief Executive Officer” has the meaning given to such term in Section 7.6(c).
“Code” means the Internal Revenue Code of 1986, as amended. All references in this Agreement to sections of the Code shall include any corresponding provision or provisions of any succeeding law.
“Company” has the meaning given to such term in the introductory paragraph.
“Confidential Information” means any and all information, statements, reports, trade secrets, documents, and other items prepared or produced by or on behalf of the Company, any Subsidiary, the Board, any Member or any of their respective Affiliates and any and all information, statements, reports, trade secrets, documents, and other items concerning the Company, any Subsidiary, any Member or any of their respective Affiliates that any Holder may receive (as a Holder and not as a Manager or Officer) or that may be disclosed, distributed or disseminated (whether in writing, orally, electronically or by other means) by or to such Holder or any representative of such Holder, or otherwise as a result of such Holder’s ownership of a Membership Interest other than (a) any information such Holder can establish was already in such Holder’s possession at the time of its disclosure or which becomes available to such Holder from a source other than the Company or a representative of the Company and was lawfully obtained and is not known by such Holder to be the subject to another confidentiality agreement with, or obligation of secrecy or confidentiality to, the Company, any Member or any of their respective Affiliates, or (b) such information that becomes generally available to the public other than directly or indirectly as a result of the disclosure by such Holder or a representative of such Holder in violation of Section 3.2 or other provision hereof.
“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether by agreement, contract or law or through any ownership of voting securities, power-of-attorney, proxy, or other arrangement or mechanism.
“Counsel” means Olshan Frome Wolosky LLP.

“Delaware Act” has the meaning given such term in Section 2.1.
“Depreciation” means, for each Fiscal Year, an amount equal to the federal income tax depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Fiscal Year; provided, that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization, or other cost recovery deduction for such Fiscal Year bears to such beginning adjusted Tax basis; and, provided, further, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Fiscal Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.
“Digirad Manager” means the Manager appointed by Digirad Corporation and identified on Exhibit B.
“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, in each case as amended from time to time, or any successor thereto.
“Fiscal Year” means, except as otherwise determined by the Board in accordance with this Agreement, the calendar year, or any portion thereof for which the Company is required to allocate Profits, Losses and other items of income, gain, loss or deduction pursuant to Article VI hereof.
“Gross Asset Value” means, with respect to any asset, the asset’s adjusted basis for federal income tax purposes, except as follows:
(a)    the initial Gross Asset Value of any asset contributed to the Company (other than cash contributed by a Holder to the Company) shall be the gross fair market value of such asset at the time of contribution, as agreed by the contributing Holder and the Board;
(b)    as determined in good faith by the Board, the Gross Asset Values of all of the Company’s assets shall be adjusted to equal their respective gross fair market values as of the following events: (i) immediately before the acquisition of any Membership Interest by any new or existing Holder in exchange for more than a de minimis Capital Contribution or as consideration for the performance of services to or for the benefit of the Company, (ii) immediately before the distribution by the Company to a Holder of more than a de minimis amount of property as consideration for any Membership Interest (or portion thereof), (iii) immediately before the liquidation of the Company within the meaning of Treasury Regulation Section 1.704-1(b)(2)(ii)(g), (iv) in connection with the grant of an interest in the Company (other than a de minimis interest), as consideration for the provision of services to or for the benefit of the Company by an existing Member acting in a member capacity, or by a new member acting in a member capacity or in anticipation of being a member (v) immediately before the Company’s issuance of a noncompensatory option (as defined in Treasury Regulation Section 1.721-2(g)) to acquire a Membership Interest (other than a de minimis Membership Interest), (vi) immediately after the exercise of a noncompensatory option (as defined in Treasury Regulation Section 1.721-2(g)) issued by the Company to acquire a Membership Interest (other than a de minimis Membership Interest), and (vii) such other times as may be required under Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5)(v); provided that no adjustment described in this subparagraph (b) shall be made if the Board determines in good faith that such adjustment is neither necessary nor appropriate to reflect the relative economic interests of the Holders in the Company;
(c)    the Gross Asset Value of any asset distributed by the Company (other than cash distributed to any Holder) shall be the gross fair market value of such asset, as determined immediately prior to the distribution in good faith by the Board;
(d)    the Gross Asset Values of the Company’s assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m); provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent that an adjustment pursuant to subparagraph (b) is required in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d); and
(e)    if the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraph (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation (and not the depreciation, amortization or other cost recovery deductions allowable with respect to that asset for federal income tax purposes) taken into account with respect to such asset for purposes of computing Profits and Losses.
“Holder” means any Member or any other Person owning a Membership Interest, regardless of whether and to what extent such Member or other Person has been, is or will be admitted to the Company as a member in accordance with the provisions of this Agreement and applicable law.
“Indemnitee” means any Person that is or was a Manager, Member, or Officer, or any Person that is serving or served at the Company’s request as a director, manager, officer, employee or agent of another Person.
“IRS” means the United States Internal Revenue Service.
“Major Decision” means any decision, contract, agreement, or other material activity on the part of the Company or any of its Affiliates relating to any of the following:
(a)    except as otherwise specifically described and provided in this definition, any contract or agreement or activity if the Board determines that, over the course of and in connection with such contract, agreement or activity, the Company and/or any of its Affiliates is or will be or can reasonably expected to be required to pay, reserve or otherwise expend more than $50,000;

(b)    except for any debt incurred in the ordinary course of business to trade creditors or a draw-down on a revolving debt or other similar credit line facility, the incurrence of any new debt, the addition of any principal to an existing debt, or any increase in the available credit under a revolving loan or other similar credit line facility, where such principal, additional principal, or increase in available credit exceeds or will exceed $50,000;
(c)    the payment, refinancing, modification or settlement of any debt with an outstanding principal amount in excess of $50,000, other than the payment of debt incurred in the ordinary course of business to trade creditors or the repayment (other than as part of a refinancing) of a debt in accordance with its terms;
(d)    any Proceeding (or other action relating to a Proceeding) that (i) the Board reasonably determines is necessary to avoid a default judgment against the Company, any Manager, any Member or any of their respective Affiliates or to prevent or ameliorate any adverse or emergency condition, or that is covered by insurance; (ii) involves a claim (without any offset for any counterclaim or otherwise) for damages (or settlement thereof) of $25,000 or more; (iii) involves or includes a claim for any material equitable relief by any party; or (iv) involves or includes any claim or allegation of fraud, illegality or criminality on the part of the Company, any Manager, or any of their respective Affiliates;
(e)    on the part of the Company, the issuance, exchange, modification, recapitalization or other Transfer of any Membership Interest or other equity interest in the Company or any of its Affiliates or any right to acquire any of the foregoing (including, but not limited to, any warrants, options, convertible debt or other instruments);
(f)    any agreement related to a Sale of the Company on the part of the Company, any Affiliate of the Company, any Holder, any of their respective Affiliates or any combination of the foregoing;
(g)    the selection or removal (for any reason or no reason) of any Person as a Manager;
(h)    any increase or decrease in the number of Managers on the Board;
(i)    the selection, retention or dismissal of (i) any accounting firm engaged or to be engaged for the purpose of preparing any material financial statements and/or federal income tax return for or inclusive of the Company or any of its Affiliates or (ii) any law firm retained or to be retained with respect to any Proceeding subject to approval under clause (d) of this definition;
(f)    any material transaction involving any Affiliate of any Holder or any Manager;
(g)    with respect to the Company or any of its Affiliates, any change in the Fiscal Year for purposes of preparing any financial statement or the preparation of any material federal or state income Tax return;

(h)    any voluntary election or other action by the Company or any of its Affiliates to liquidate or dissolve or wind-up (or make any assignment for the benefit of creditors) or to commence bankruptcy or insolvency proceedings under applicable law or causing or permitting the adoption of a plan of liquidation with respect to the Company or any of its Affiliates; and
(i)    subject to Section 13.2, any amendment to this Agreement, the Company’s Certificate of Formation or any corresponding organizational document in the case of any of the Company’s Affiliates.
“Member” means a Person admitted to the Company as a member in accordance with the provisions of this Agreement and applicable law. If a Person admitted as a Member with respect to a Membership Interest acquires an additional Membership Interest, such Person shall not be treated as Member with respect to such additional Membership Interest, unless and until such Person is admitted as a Member in accordance with this Agreement with respect to and to the extent of such additional Membership Interest.
“Membership Interest” means, as provided in this Agreement, the entire equity interest in the Company of a Person (whether or not such Person is or has been admitted as a Member), including, but not limited to, the number of Units, any share of Profits and Losses, any right to participate in liquidating and non-liquidating distributions from the Company, any obligation to make capital contributions, and any and all other rights, obligations and duties associated with such equity interest.
“Nonrecourse Deductions” has the meaning set forth in Treasury Regulation Section 1.704-2(b)(1).
“Note” means a non-negotiable, unsecured promissory note, which note shall (a) bear interest at a fixed rate per annum equal to the applicable Federal rate (as such term is defined in Code Section 1274) in effect for the calendar month including the date of issuance (payable annually) and (b) have a five-year term with all principal due at maturity. Principal may be pre-paid at any time without penalty.
“Notice 2005-43” means IRS Notice 2005-43, or any similar future guidance of the IRS, including any final pronouncement in respect thereof.
“Officer” means any Person validly and properly appointed and acting as a Chief Executive Officer, President, Vice-President, Treasurer, Assistant Treasurer, Secretary, Assistant Secretary, Partnership Representative or other officer described in Section 7.1(f).
“Partner Nonrecourse Debt” has the meaning set forth in Treasury Regulations Section 1.704-2(b)(4).
“Partner Nonrecourse Debt Minimum Gain” has the meaning set forth in Treasury Regulations Section 1.704-2(i)(2).

“Partner Nonrecourse Deductions” has the meaning set forth in Treasury Regulations Sections 1.704-2(i)(1) and 1.704-2(i)(2).
“Partnership Minimum Gain” has the meaning set forth in Treasury Regulation Sections 1.704-2(b)(2) and 1.704-2(d).
“Partnership Representative” means the Person designated on Exhibit B as such or (b) if the Person so designated on Exhibit B cannot serve in the capacity of “partnership representative,” “tax matters partner” or other similar capacity, a Person (which Person may include any Manager) designated by the Board.
“Person” means any individual, partnership, corporation, limited liability company, joint venture, trust, association or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
“Preferred Return” means, as determined with respect to a Holder, an amount that, when combined with all prior distributions made under Section 5.1(b) to such Holder, yields a cumulative return of fifteen percent (15%) per annum, compounded quarterly, on the Unrecovered Capital (as outstanding from time to time) of such Holder, which return shall accrue daily and shall be computed on the basis of a 365 day or a 366 day year, as applicable.
“President” has the meaning given to such term in Section 7.6(d).
“Proceeding” means (a) any threatened, pending or completed administrative or judicial action, audit, suit, hearing, review deposition or other proceeding, whether civil or criminal, (b) any appeal or other administrative or judicial review of any item described in clause (a), and (c) any investigation or other inquiry that will or could potentially result in or give rise to any item described in clause (a).
“Profits” and “Losses” means, for each Fiscal Year, an amount equal to the Company’s taxable income or loss, respectively, for such Fiscal Year, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain loss, expense, or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:
(a)    income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits and Losses pursuant to this definition shall be taken into account in computing Profits;
(b)    any expenditures of the Company described in Code Section 705(a)(2)(B) (or treated as Code Section 705(a)(2)(B) expenditures pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(i)) and not otherwise taken into account in computing Profits or Losses pursuant to this definition shall be taken into account in computing Profits and Losses;
(c)    in the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) or (d) of the definition of Gross Asset Value, the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits and Losses;
(d)    any gain or loss resulting from any disposition of any Company asset with respect to which gain or loss is recognized for federal income tax purposes shall be determined by reference to the Gross Asset Value of such asset, notwithstanding that the adjusted tax basis of such asset differs from its Gross Asset Value;
(e)    in lieu of the depreciation, amortization and other capital cost recovery deductions taken into account in computing taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year;
(f)    the computation of all items of income, gain, loss, expense, and deduction shall be made without regard to any election under Code Section 754 which may be made by the Company (except to the extent required by Treasury Regulations Section 1.704-1(b)(2)(iv)(m));
(g)    notwithstanding any other provision in any clause of this definition, any items of income, gain, loss, expense or deduction that are specially allocated pursuant to Section 6.2 or Section 6.3 shall not be taken into account in computing Profits and Losses; and
(h)    items of Company income, gain, loss, expense or deduction available to be specially allocated pursuant to Article VI shall be determined by applying rules analogous to those set forth in subparagraphs (a) through (f) above.
“Regulatory Allocations” has the meaning set forth in Section 6.3.
“Sale of the Company” means (a) any merger, consolidation or other combination of the Company with another Person, if the Members, as determined immediately prior to the relevant transaction, would own less than fifty percent (50%) (as measured immediately after the consummation of the relevant transaction in terms of either voting power or fair market value) of the equity interests of the surviving Person; (b) any sale or exchange or any series of related or coordinated sales or exchanges of Membership Interests, if the Members, as determined immediately prior to such sale or exchange or series of sales or exchanges, would own less than fifty percent (50%) (as measured immediately after such sale or exchange or series of sales or exchanges in terms of either Voting Units or fair market value) of the Membership Interests; (c) any issue or any series of related or coordinated issues of Membership Interests, if the Members, as determined immediately prior to such issue or series of issues, would own less than fifty percent (50%) (as measured immediately after such issue or series of issues in terms of either Voting Units or fair market value) of the Membership Interests; or (d) any direct or indirect sale or exchange of all or substantially all of the assets of the Company (including, but not limited to, any assets held directly or indirectly through an Affiliate of the Company). No transaction shall be taken into account so as to cause a Sale of the Company to occur, if and to the extent such transaction occurs between or among the Company, any Affiliate of the Company or any combination of the foregoing or if and to the extent such transaction is a Transfer was made in accordance with Section 10.2.
“SEC” means the Securities and Exchange Commission.

“Secretary” has the meaning given to such term in Section 7.6(f).
“State Tax” means any Tax other than U.S. federal income tax.
“Subsidiary” means any Person of which the Company owns fifty percent (50%) or more of the equity interests therein (either by vote or value).
“Services Agreement” means the Services Agreement, dated the date hereof, by and between the Company and KBS Builders, Inc.
“Tax” means any federal, state, county, local, franchise or foreign income, payroll, employment, excise, environmental, customs, franchise, windfall profits, withholding, social security (or similar), unemployment, real property, personal property (tangible or intangible), sales, use, transfer, registration, value added, gross receipts, net proceeds, turnover, license, ad valorem, capital stock, disability, stamp, leasing, lease, excess profits, occupational and interest equalization, fuel, severance, alternative or add-on minimum or estimated tax, charge, fee, levy, duty or other assessment, and other obligations of the same or of a similar nature to any of the foregoing due or claimed to be due by or to any governmental or quasi-governmental authority, including any interest, penalty or addition thereto, whether disputed or not.
“Tax Proceeding” means any Proceeding to which the Company is a party if and when such Proceeding involves to any significant extent any issue or other matter (including, but not limited to, any adjustment to or other determination of any nexus, permanent establishment or item of income, gain, expense or loss) relating to (a) any U.S. federal, state or local income Tax, (b) the Company’s obligation to withhold or collect any Tax if any Manager, Member, or Officer could be held personally liable for any failure to collect or withhold such Tax and/or (c) any other domestic or foreign Tax if there is possibility that, as result of the Proceeding, any Member could either (i) become subject to Tax in a jurisdiction where such Member was not otherwise subject to Tax during the time period at issue or (ii) through the issuance of a revised Schedule K-1 or other similar mechanism, any adjustment or other determination resulting from such Proceeding would flow through to and would be required to be taken into account on any separate domestic or foreign Tax return of any Member.
“Total Equity Value” means, as determined from time to time as specified in this Agreement, the aggregate proceeds that would be received by the Holders if: (a) all of the assets of the Company were sold at their Gross Asset Value pursuant to a liquidation of the Company and (b) the Company satisfied and paid in full all of its respective obligations and liabilities (including all Taxes, costs and expenses incurred in connection with such transaction and any amounts reserved by the Board with respect to any contingent or other liabilities) all as determined by the Board in its sole discretion.
“Transfer” means, whether direct or indirect, any transfer, sale, redemption, option grant, swap or other derivative transaction, assignment, issuance, gift, abandonment, termination, withdrawal, bequest, pledge, lien, mortgage or other encumbrance or disposition (irrespective of whether any of the foregoing is effected voluntarily, by operation of law or otherwise, or whether inter vivos or upon death), including, but not limited to, (a) any issuance, redemption or abandonment of a Membership Interest, (b) any exchange or conversion of any Membership Interest as a result of or in connection with any incorporation, merger, consolidation, combination or other similar transaction involving the Company or any Affiliate of the Company, and (c) any transaction similar to any of foregoing transactions with respect to any Holder that is an entity or any equity interest in any such Holder.
“Treasurer” has the meaning given to such term in Section 7.6(g).
“Treasury Regulations” means the final or temporary regulations that have been promulgated under the Code by the U.S. Department of the Treasury, and any successor regulations.
“Underpayment Amount” means, as determined with respect to a Holder, (a) any “imputed underpayment” determined under Code Section 6225, (b) any similar or corresponding amount determined under any similar or corresponding provision of any State Tax, (c) any other similar or corresponding amount if and to the extent such amount represents the payment or collection of any Tax that would otherwise be paid or payable by such Holder as a result of the pass-through (or similar treatment) of any item of Profit or Loss to such Holder, and (d) any withholding, estimated or other Tax required by law to be withheld or paid by the Company with respect to or on behalf of such Holder.
“Unit” means any unit associated with any Membership Interest under this Agreement.
“Unpermitted Deficit” has the meaning set forth in Section 6.2(c).
“Unrecovered Capital” means, as determined with respect to a Holder, the excess of (a) the total aggregate Capital Contributions made by the Holder with respect to the Units of such Holder over (b) the aggregate distributions made under Section 5.1(a) to such Holder.
“Vice-President” has the meaning given to such term in Section 7.6(b).
“Voting Unit” means any Unit entitled to a vote under the terms of this Agreement.
ARTICLE II
ORGANIZATIONAL MATTERS
Section 2.1    Legal Status. The Company is a limited liability company formed and existing under the Delaware Limited Liability Company Act, as amended (the “Delaware Act”). The Company shall be governed by the Delaware Act. The Board and the Holders shall take such steps as are necessary to maintain the Company’s status as a limited liability company formed under the laws of the State of Delaware and qualification to conduct business in any jurisdiction where the Company does business and is required to be so qualified.
Section 2.2    Name. The name of the Company is STAR PROCUREMENT, LLC. The Board may change the name of the Company at any time and from time to time. The Company’s business may be conducted under its name and/or any other name or names deemed advisable by the Board.

Section 2.3    Purpose. The purpose of the Company is to engage in any lawful act or activity that may be conducted by a limited liability company formed under the Delaware Act related to the Business, and to engage in any other activities and transactions necessary or incidental to the foregoing. The Company shall possess and may exercise all the powers and privileges granted by the Delaware Act or by any other law or by this Agreement, together with any powers incidental thereto, insofar as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the foregoing objectives and purposes of the Company.
Section 2.4    Term. The term of the Company commenced on the date specified in the Certificate of Formation filed for record in the Office of the Secretary of State of the State of Delaware and shall continue until the Company is dissolved pursuant to this Agreement.
ARTICLE III
MEMBERS AND MEMBERSHIP INTERESTS
Section 3.1    Holders. Exhibit A sets forth the name of each Holder, along with certain specified characteristics of the Membership Interest of such Holder. From time to time, the Board may amend Exhibit A (without the consent of any Person) to reflect any change in ownership, redemption, forfeiture, cancellation or issuance of or other event affecting any Membership Interest; provided, that, except as otherwise specifically provided in this Agreement, no such amendment shall increase the Capital Contribution of any Holder.
Section 3.2    Confidentiality. To the maximum extent permitted by law and as permitted pursuant to this Agreement, (a) each Holder (in such ownership capacity and not as a Manager or Officer) agrees to hold all Confidential Information in confidence and not to disclose any Confidential Information to any Person (other than the Company, any other Holder, any Manager or any Officer) and (b) the Company agrees to hold all Confidential Information concerning any Member or any Affiliate of a Member in confidence and not to disclose any such Confidential Information to any Person (other than the Company, any Manager or any Officer), in each case other than (i) to the financial, legal or other professional advisors or translators of a Holder, or where such Person is an entity, to those employees, partners (general or limited), Affiliates, members, managers, shareholders, officers or directors of such Person or any lender or prospective lender of the Company or any Subsidiary, as reasonably required by such lender, provided that such Persons have been previously informed of the confidential nature of the Confidential Information, and, in any event, the Person disclosing such Confidential Information shall be liable for any failure by any Person to whom or which such Confidential Information has been disclosed to abide by the provisions of this Section 3.2, (ii) as required under applicable law or regulation (including, but not limited to, the preparation of any Tax return) or by court or governmental order, subpoena or legal process, (iii) as permitted by the Board or any affected Holder, if applicable or (iv) as permitted to any permitted assignee of any Membership Interest pursuant to Article X. Each Holder and the Company acknowledge that disclosure of Confidential Information in violation of the provisions of this Section 3.2 may cause irreparable injury to the Company and/or the Members for which monetary damages are inadequate, difficult to compute, or both. Accordingly, each Holder and the Company agree that such Holder’s and the Company’s obligations under this Section 3.2 may be enforced by specific performance and that breaches or prospective breaches of this Section 3.2 may be preliminarily and/or permanently enjoined.
Section 3.3    Certification. No Membership Interest shall be certificated unless otherwise directed by the Board. From time to time, the Board may cause any or all of the Membership Interests to be certificated, and may place one or more legends on any of such certificates. Without limitation of the foregoing, the Board may place the following legend on such certificates:
The securities represented hereby have not been registered under the Securities Act of 1933, as amended (the “Act”) or any applicable states securities laws, and may not be resold unless they are registered under the Act and those securities laws or an exemption from registration is available thereunder. The securities represented hereby are subject to the Limited Liability Company Agreement of the issuer of such securities dated as of [DATE], as amended from time to time, including the transfer restrictions set forth therein. A copy of that agreement may be obtained at the Company’s principal executive offices without charge.
ARTICLE IV
CONTRIBUTIONS AND CAPITAL ACCOUNTS
Section 4.1    Capital Contributions. Each Holder has made or promptly shall make a Capital Contribution (if any) to the Company as set forth opposite such Person’ name on Exhibit A hereto. No other Capital Contributions have been made or shall be made to the Company other than as set forth on Exhibit A. Except as otherwise specifically provided in this Agreement, no Holder shall be required to make any additional Capital Contribution.
Section 4.2    Loans. Any Member may make loans to the Company at such times and on such terms as are mutually agreed upon by the Board and such Member, and any loan by a Member to the Company shall not be considered to be a Capital Contribution for any purpose and shall not result in an increase in the amount of the Capital Account of such Member.
Section 4.3    Return of Capital Contributions; Interest. No Holder shall be paid interest on any Capital Contribution to the Company or on such Person’s Capital Account, and no Person shall have any right (a) except upon dissolution of the Company pursuant to the terms of this Agreement, to demand the return of such Person’s Capital Contribution or any other distribution from the Company (whether upon resignation, withdrawal or otherwise) or (b) to cause a partition of the Company’s assets.
Section 4.4    Capital Accounts. An individual Capital Account shall be established and maintained for each Holder, in the manner provided by Treasury Regulations Section 1.704-1(b)(2)(iv) and the following provisions:
(a)    to such Holder’s Capital Account there shall be credited such Holder’s Capital Contributions, such Holder’s distributive share of Profits and other items of income or gain specially allocated hereunder and the amount of any Company liabilities that are assumed by such Holder or that are secured by any Company assets distributed to such Holder;
(b)    to such Holder’s Capital Account there shall be debited the amount of cash and the Gross Asset Value of any other asset of the Company distributed to such Holder pursuant to any provision of this Agreement, such Holder’s distributive share of Losses and other items of loss, expense and deduction specially allocated hereunder and the amount of any liabilities of such Holder that are assumed by the Company or that are secured by any asset contributed by such Holder to the Company;
(c)    in determining the amount of any liability for purposes of this Section 4.4, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code or the Treasury Regulations; and
(d)    in the event that ownership of (all or a portion of) any Membership Interest is acquired by a Person in accordance with the terms of this Agreement, such Person shall succeed to the Capital Account associated with the acquired Membership Interest.
Section 4.5    Limitation on Liability. Except as otherwise required by applicable law, no Holder shall have any personal liability whatsoever in such Holder’s capacity as a Holder, whether to the Company or any of its Affiliates, to any of the other Holders, to the creditors of the Company or any of its Affiliates or to any other Person, for the debts, liabilities, commitments or any other obligations of the Company or any of its Affiliates. Each Holder shall be liable only to make such Holder’s Capital Contribution and for any other obligations provided expressly herein and shall not be required to pay to the Company or any other Holder any deficit or negative balance which may exist from time to time in such Holder’s Capital Account including, but not limited to, upon or after dissolution of the Company.
ARTICLE V
DISTRIBUTIONS
Section 5.1    General. Subject to Section 5.2 and Section 5.3, as determined by the Board in its sole discretion from time to time, the Company may make distributions of Available Cash to the Holders as follows:
(a)    First, to the Holders, pro rata in accordance with their respective amounts of Unrecovered Capital, until each such Holder’s Unrecovered Capital equals zero;
(b)    Second, to the Holders, pro rata in accordance with their respective amounts of Preferred Return, until each such Holder has received an amount equal to the Preferred Return of such Holder; and
(c)    Third, to the Holders, pro rata in accordance with their respective total Units.
Section 5.2    In-Kind Distributions. Distributions of property other than cash may be made in the discretion of the Digirad Manager. All distributions of property in kind shall be made as Available Cash under and in accordance with Section 5.1 and/or Section 11.3, as applicable. Property distributed in kind shall be unencumbered and, for purposes of determining Available Cash, shall be treated as cash in an amount equal to its Gross Asset Value. Except explicitly provided under this Agreement or as otherwise required under the Delaware Act, no Holder shall be entitled to distributions of property other than cash.
Section 5.3    Tax Distributions.
(a)    Notwithstanding anything herein to the contrary, during each Fiscal Year or within ninety (90) days thereafter, to the extent of Available Cash and to the extent permitted by the Delaware Act, the Company shall, before any distributions are made under Section 5.1, distribute, in cash, to each Member an amount sufficient to enable such Member to satisfy such Member’s federal, state and local Tax liabilities attributable to the items of income, gain, loss or deduction allocated to such Member by the Company with respect to such Fiscal Year. The amount to be distributed shall be determined by the Board in consultation with the Company’s accountants and shall be computed for each Member (i) as if such Member were taxable at the highest applicable federal, state and local income Tax rates applicable to an individual domiciled in New York City, New York; provided that such rate may be increased or decreased from time to time as reasonably determined by the Board to take into account increases or decreases in applicable federal, state and local income tax rates for such location; (ii) as if allocations from the Company were, for such year, the sole source of income and loss for such Member (but determined without regard to allocations of any Company items deductible by individuals only under Code Section 212); and (iii) without regard to the carryover of items of loss, deduction and expense previously allocated by the Company to such Member. The Board may cause the Company to make Tax distributions to Members during any year to cover estimated Taxes based on good-faith estimates of their respective tax liabilities attributable to Company Tax items for such year.
(b)    Any distributions under Section 5.3(a) to and any Underpayment Amount required by law to be withheld or paid by the Company with respect to or on behalf of or that is otherwise allocable to a Holder shall be treated as an advance and offset against and shall reduce any amount otherwise distributable to a Member under Section 5.1 or Section 5.2. Promptly upon demand from the Company, a Holder shall pay to the Company an amount equal to any Underpayment Amount (to the extent not previously offset against any distributions under Section 5.1 or otherwise reimbursed to the Company by the Holder) that the Company has paid with respect to or on behalf of such Holder. Each Holder shall indemnify and hold harmless the Company and the other Holders from and against any liability arising out of the failure to deduct and withhold any Underpayment Amount.
ARTICLE VI
ALLOCATIONS
Section 6.1    Allocations of Profit or Loss. For each Fiscal Year, after adjusting each Holder’s Capital Account for all capital contributions and distributions during such Fiscal Year and making all allocations pursuant to Section 6.2 or Section 6.3 with respect to such Fiscal Year, items of Profit and Loss shall be allocated to each Holder such that, as of the end of such Fiscal Year, the Capital Account of each Holder shall equal:

(a)    the amount that would be distributed under Section 5.1 to such Holder, determined as if the Company were to sell (as of the last day of the Fiscal Year) all of its assets for cash equal to their Gross Asset Values pursuant to a liquidation of the Company and distribute all of such cash in accordance with Section 11.3 (with the assumption that the amount paid in satisfaction of any nonrecourse obligation is limited to the Gross Asset Value of any property securing the nonrecourse obligation), minus
(b)    the sum of (i) the amount, if any, which each Holder is or would be obligated to contribute to capital in connection with a liquidation of the Company or otherwise in accordance with the Agreement or applicable law, (ii) such Holder’s share of Partnership Minimum Gain and (iii) such Holder’s share of Partner Nonrecourse Debt Minimum Gain.
Section 6.2    Special Allocations. The following special allocations shall be made in the following order:
(a)    Except as otherwise provided in Treasury Regulations Section 1.704-2(f), notwithstanding any other provision of this Article VI, if there is a net decrease in Partnership Minimum Gain during any Fiscal Year, each Holder shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partnership Minimum Gain, determined in accordance with Treasury Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(f)(6) and 1.704-2(j)(2). This Section 6.2(a) is intended to comply with the minimum gain chargeback requirement in Treasury Regulations Section 1.704-2(f) and shall be interpreted consistently therewith.
(b)    Except as otherwise provided in Treasury Regulations Section 1.704-2(i)(4), notwithstanding any other provision of this Article VI, if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Holder who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(5), shall be specially allocated items of Company income and gain for such Fiscal Year (and, if necessary, subsequent Fiscal Years) in an amount equal to such Holder’s share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Treasury Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Holder pursuant thereto. The items to be so allocated shall be determined in accordance with Treasury Regulations Sections 1.704-2(i)(4) and 1.704-2(j)(2). This Section 6.2(b) is intended to comply with the partner nonrecourse debt minimum gain chargeback requirement in Treasury Regulations Section 1.704 2(i)(4) and shall be interpreted consistently therewith.
(c)    In the event any Holder unexpectedly receives any adjustments, allocations, or distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5) or 1.704-1(b)(2)(ii)(d)(6) that cause such Holder’s Capital Account to be reduced below zero by an amount greater than such Holder’s obligation to restore deficits on the dissolution of the Company (including deemed obligations to restore deficits under Treasury Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5)) (such excess, an “Unpermitted Deficit”), items of Company income and gain shall be specially allocated to such Holder in an amount and manner sufficient to eliminate the Unpermitted Deficit of such Holder as quickly as possible, provided that an allocation pursuant to this Section 6.2(c) shall be made only if and to the extent that such Holder would have an Unpermitted Deficit after all other allocations provided for in this Article VI have been tentatively made as if this Section 6.2(c) were not in the Agreement. This Section 6.2(c) is intended to constitute a “qualified income offset” within the meaning of Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in a manner consistent therewith.
(d)    Notwithstanding any other provision of this Agreement to the contrary, for any Fiscal Year, Nonrecourse Deductions and any items required to be allocated for purposes of Code Section 199A shall be allocated among the Holders pro rata in accordance with their economic interests.
(e)    Notwithstanding any other provision of this Agreement to the contrary, any Partner Nonrecourse Deductions for any Fiscal Year shall be allocated to the Holder who (in its capacity, directly or indirectly, as lender, guarantor or otherwise) bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Treasury Regulations Section 1.704-2(i)(1).
(f)    To the extent an adjustment to the adjusted Tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Treasury Regulations Sections 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as the result of a distribution to a Holder in complete liquidation of the Holder’s Membership Interest, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis), and such gain or loss shall be specially allocated to the Holders in a manner consistent with the manner in which their Capital Accounts are required to be adjusted pursuant to such sections of the Treasury Regulations.
Section 6.3    Curative Allocations. The allocations set forth in Sections 6.2(a) through 6.2(f) hereof (the “Regulatory Allocations”) are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Holders that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 6.3. Therefore, notwithstanding any other provision of this Article VI (other than the Regulatory Allocations), the Holders shall make such offsetting special allocations of Company income, gain, loss, or deduction so that, after such offsetting allocations are made, each Holder’s Capital Account balance is, to the extent possible, equal to the Capital Account balance such Holder would have had if the Regulatory Allocations were not part of the Agreement and all Company items were allocated pursuant to Section 6.1 and Section 6.5.
Section 6.4    Section 704(c) and Capital Account Revaluation Allocations. In accordance with Code Section 704(c) and the Treasury Regulations thereunder, income, gain, loss,

expense, and deduction shall, solely for income Tax purposes, be allocated among the Holders so as to take account of any variation between the adjusted basis for federal income tax purposes of property contributed to the capital of the Company and such contributed property’s initial Gross Asset Value; provided that such allocations shall be based upon the “traditional method” described in the Treasury Regulations Section 1.704-3(b). In the event that the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (ii) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss, expense, and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Treasury Regulations thereunder; provided that such allocations shall be based upon the “traditional method” described in the Treasury Regulations Section 1.704-3(b). Allocations pursuant to this Section 6.4 are solely for federal, state, and local income Tax purposes and shall not affect, or in any way be taken into account in computing, any Holder’s Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.
Section 6.5    Additional Allocation Rules.
(a)    For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly or other basis (but no less frequently than once annually), as reasonably determined in good faith by the Board using any method that is permissible under the Code (including, but not limited to, Code Section 706) and the Treasury Regulations thereunder. In the event there is a change in any Holder’s interest in the Company during a Fiscal Year, Profits, Losses and other items of income, gain, loss, expense, and deduction shall be appropriately allocated among the Holders to take into account the varying interests of the Holders so as to comply with Code Section 706(d).
(b)    Except as otherwise provided in this Agreement, all items of income, gain, loss, expense and deduction and any other allocations not otherwise provided for shall be allocated among the Holders in the same manner as is applicable to Profits and Losses for the Fiscal Year in question.
Section 6.6    Tax Filings, Elections and Cooperation.
(a)    Except as otherwise set forth herein, the Company shall properly prepare and timely file or shall cause to be properly prepared and timely filed all Tax returns required to be filed for or on behalf of the Company, which Tax returns shall be prepared, except as otherwise provided herein, in such manner (including, but not limited to, the making of any election or the taking of any position) as the Board may determine in good faith to be in the best interests of the Members. Unless otherwise required by applicable law, the Company shall use the Fiscal Year as the Tax period on all income Tax returns.
(b)    The Company shall (a) use reasonable efforts to cause to be delivered within seventy-five (75) days after the end of each Fiscal Year (but in no event later than September 15 of the Fiscal Year immediately following each such Fiscal Year), a Schedule K-1 with respect to each such Fiscal Year to each Person that was a Holder at any time during each such Fiscal Year; and (b) make available to each Holder such other information as may be necessary for the preparation of any Tax return for or including such Holder or the making of any estimated Tax payment for or on behalf of such Holder (or if such Holder is a flow-through entity for federal income tax purposes, its direct or indirect owners).
(c)    To the maximum extent permitted by the Code, the Treasury Regulations and other applicable law, the Company shall make or cause to be made and shall maintain or cause to be maintained:
(i)    in the case of any Fiscal Year with respect to which the Company is eligible to make an election under Code Section 6221(b), an election to apply Code Section 6221(b), and
(ii)    in the case of any Fiscal Year with respect to which the Company fails or is ineligible to make an election under Code Section 6221(b), an election to apply Code Section 6226.
(d)    Except as provided in Section 7.1(e), the Company shall take and shall cause to be taken any and all actions (including, but not limited to, the providing of all notices required under Code Section 6221(b)(1)(E) and all statements required under Code Section 6226(a)(2)) necessary to allow the making and maintenance of any election in accordance with Section 6.6(c). As determined by the Digirad Manager, the Company may apply any reasonable method for the purpose of determining (i) a Holder’s share of any adjustment described in Code Section 6226(a)(2) (including, but not limited to, for the purpose of providing any statement described in Code Section 6226(a)(2)) or for any other Tax purpose or (ii) the extent to which any Underpayment Amount has been withheld or paid by the Company with respect to or on behalf of or is otherwise attributable to a Holder. Any determination under the preceding sentence shall be final and binding on the Company and all Holders and neither the Company nor any Holder shall take any position for any purpose that is inconsistent with such determination.
(e)    To the extent permitted by a State Tax, the Company shall take such actions as may be reasonably necessary to reduce, prevent or otherwise mitigate the Company’s liability for any Underpayment Amount under the State Tax, including, but not limited to, making elections similar to and in the same order of preference as the elections described in each of Section 6.6(c) and Section 6.6(d).
(f)    As determined by the Digirad Manager in its sole discretion, the Company may elect in a timely manner pursuant to Code Section 754 and pursuant to any corresponding provisions of applicable state and local Tax laws to adjust the bases of the assets of the Company pursuant to Code Sections 734 and 743 and pursuant to any corresponding provisions of applicable state and local Tax laws.
(g)    Neither the Company, any Manager, any Officer, nor any Holder shall take any action (including, but not limited to, the filing of any Tax return or the making of any election on or in connection with any Tax return) or permit or cause any action to be taken by or on behalf of the Company that would cause or otherwise result in:

(i)    the classification of the Company or any of its Affiliates as an association taxable as a corporation for any income Tax purpose,
(ii)    the exclusion of the Company from the application of the provisions of subchapter K of chapter 1 of subtitle A of the Code or any similar provisions of other applicable Tax law,
(iii)    the taking by any Holder of any position for any purpose that is inconsistent with the treatment of such position on any U.S. federal income tax return of the Company or any of its Affiliates, and
(iv)    the amendment, revocation, lapse or termination of any election under Code Section 6221(b) or Code Section 6226, each as in effect with respect to a Fiscal Year.
(h)    When and as requested by the Company, each Holder, at the Holder’s own expense, shall preserve and furnish to the Company all documents and information (including, but not limited to, any change in mailing address or other contact information, any change in residency for any Tax purpose, and any social security, employer identification or other taxpayer identification number), and shall take such other action (including, but not limited to, a Holder’s filing of one or more amended Tax returns) as may be necessary to enable the Company or the Board (or any Person on behalf of the Company or the Board) to (i) prepare, amend and/or file any Tax return (including, but not limited to, any making, amendment, rescission or revocation of any election on or with respect to any Tax return), (ii) eliminate, settle, limit, reduce, modify or otherwise determine any liability for any Underpayment Amount (including, but not limited to, any “imputed underpayment amount” under Code Section 6225(c)), (iii) register to do business, collect Tax, or comply with any similar prerequisite to doing business or conducting any other activity in any jurisdiction, or (iv) pursue, defend, settle or otherwise respond to any Proceeding. In the case of any Fiscal Year with respect to which an election under Code Section 6226 (or under any other similar or corresponding provisions of any State Tax) is or will be in effect, each Holder shall comply with all provisions of Code Section 6226 (and any other similar or corresponding provisions of any State Tax), including, but not limited to, taking such Holder’s share of any adjustment under Code Section 6226 into account on any separate Tax return of such Holder, the amendment of all Tax returns affected by such adjustment, and the payment of any increased or additional Tax resulting therefrom.
(i)    Without the consent of the Digirad Manager, which consent shall be at the sole discretion of the Digirad Manager, no Holder shall take any action (including, but not limited to, converting from an entity described in Code Section 6221(b)(1)(C) to an entity not described in Code Section 6221(b)(1)(C) and any gift, bequest or other Transfer) that, either alone or in conjunction with any other action or other circumstance, can or will revoke, amend, terminate or otherwise adversely affect any election under Code Section 6221(b) or the Company’s present or future ability or eligibility to make any election under Code Section 6221(b).
Section 6.7    Partnership Representative.
(a)    The Partnership Representative shall act and serve in the capacity as the “partnership representative” within the meaning of Code Section 6223 and, if and to the extent permitted by an applicable State Tax, as the “partnership representative” or “tax matters partner” or in any other similar capacity for purposes of such State Tax. If the Partnership Representative for federal income tax purposes cannot also serve in the capacity of a “partnership representative” or “tax matters partner” or in any other similar capacity for purposes of a State Tax, the Partnership Representative designated by the Board for purposes of such State Tax shall act in such capacity for purposes of such State Tax (and only for purposes of such State Tax). No more than one Person at any time may serve as the Partnership Representative with respect to the same Tax in the same Fiscal Year. No Person shall be selected as the Partnership Representative with respect to a Fiscal Year, unless (i) for federal income tax purposes, such Person is qualified to serve as the “partnership representative” within the meaning of Code Section 6223 and (ii) in the case of any State Tax for any Fiscal Year, such Person is qualified to serve in the requisite capacity under the State Tax. During any time that a Partnership Representative is not also a Manager, the Partnership Representative shall act at all times only under the supervision of and at the direction of the Digirad Manager and, except as otherwise provided in this Agreement, the Partnership Representative shall not and shall not have the authority to bind the Company, any Manager, any Holder or any Officer in any Proceeding. The Partnership Representative (and any designee of the Partnership Representative in its role as a “designated individual” (as such term is defined in Treasury Regulations Section 301.6223-1(b)(3))) shall be an Officer for all purposes of this Agreement.
(b)    Within ten (10) days after the receipt of any notice from the IRS (or other Tax authority) relating to any Tax Proceeding, the Company shall mail or cause to be mailed a copy of such notice to each Member. Thereafter, the Company shall deliver or cause to be delivered to each Member in writing (or in such other form as may be necessary to preserve any applicable attorney-client privilege) a report setting forth in reasonable detail the status of the Tax Proceeding, no later than ten (10) days after the close of each calendar quarter or an occurrence of any significant change, progress or other development in the Tax Proceeding (including, but not limited to, copies of all material written communications relating to the Tax Proceeding that the Company, any Manager or any Officer may send or receive).
(c)    Neither the Company, any Manager nor any Officer, either directly or through any of their respective Affiliates, shall take any material direct or indirect action or make any material decision with respect to any Tax Proceeding, or any of Code Sections 6221 through 6241, unless (i) (A) the Company has first given the Members written notice of the contemplated action or decision at least ten (10) Business Days prior to the taking such action and (B) the Company has received the written consent of the Members holding more than fifty percent (50%) of the Voting Units to such contemplated action or decision or (ii) the Board determines in good faith that obtaining the written consent of the Members in accordance with the immediately preceding clause would result, in the interim required to obtain such consent, in a default judicial or administrative judgment against the Company, any Manager, any Member or any of their respective Affiliates. Neither the Company, any Manager nor any Officer shall bind any Member to a settlement agreement with respect to any Tax without first obtaining the written consent of such Member.
Section 6.8    Survival. If a Person, in whole or in part, makes a Transfer of a Membership Interest or otherwise ceases to be a Holder (including, but not limited to, as a result of any abandonment of a Membership Interest), then such Person shall remain obligated and subject to the terms and conditions of each of Section 5.3(b), Section 6.6 and Section 6.8, along with any other provisions of this Agreement necessary or ancillary to implementation of any of Section 5.3(b), Section 6.6 and Section 6.8, in the same manner as if such Transfer or cessation never occurred.
ARTICLE VII
MANAGEMENT
Section 7.1    Management of the Company.
(a)    Each Voting Unit shall be entitled one (1) vote.
(b)    There shall be a board of managers (the “Board”) with at least one Person selected as a Manager (as defined below). Except as provided below in this Section 7.1, a Person shall serve as a Manager until the effective date of such Person’s resignation or removal (for any reason or no reason) as a Manager by the Members in accordance with Section 7.1(c). As of the date hereof and unless otherwise altered by the Members in accordance with Section 7.1(c), the Board shall consist of two managers (each, a “Manager”) (as identified on Exhibit B). Digirad Corporation may, in its sole discretion, replace the Digirad Manager, and ATRM Holdings, Inc. may, in its sole discretion, replace the ATRM Manager.
(c)    Subject to Section 7.1(b), upon a vote of Members owning more than fifty percent (50%) of the Voting Units, the Members may (i) for any reason or no reason, remove any Person as a Manager (including, but not limited to, any removal necessary as a result of any decrease in the number of Managers on the Board) and/or (ii) fill any vacancy on the Board (whether occurring as a result of a resignation, an increase in the number of Managers on the Board or otherwise).
(d)    The business and affairs of the Company shall be managed exclusively by the Board and by such Officers as may be appointed from time to time by the Board. Except as provided in Section 7.1(e) or a non-waivable provision of the Delaware Act, the Board shall have full and complete authority, power and discretion to direct, manage and control the business, affairs and properties of the Company and its Affiliates.
(e)    Notwithstanding anything to the contrary contained herein, each of the Company, the Board, any Manager, any Officer and any of their respective Affiliates shall not take and shall not cause or allow any of their respective Affiliates to take any action or other activity (other than any non-binding and reasonable activity that is exploratory, investigatory or similar in nature) regarding any Major Decision without the consent of the Digirad Manager.
(f)    Except as provided on Exhibit B or as otherwise provided in this Agreement, the Board may appoint one or more Officers with the rights and duties set forth in this Agreement and such other officers and agents of the Company with such titles, rights and duties as the Board may from time to time determine. For any reason or no reason, at any time, the Board may remove a Person as an Officer (provided that such removal shall have no effect on such Person’s status, if any, as a Member). A Person shall serve as an Officer shall serve until such Person’s successor is appointed by the Board, or until such Person’s earlier death, incapacity, resignation or removal by the Board.

Section 7.2    Resignation. A Person may resign as a Manager at any time by giving written notice to the Company. The resignation of a Person as a Manager shall not affect any rights or obligations of such Person and shall not constitute a withdrawal of such Person as a Member.
Section 7.3    Vacancies. Any vacancy occurring for any reason on the Board shall be filled by the Members, in accordance with the provisions of Section 7.1.
Section 7.4    Action by the Board. The Board may act by vote, resolution or other action approved or adopted at a meeting held in accordance with this Section 7.4, or by a written consent signed in accordance with this Section 7.4. The rules for the conduct of meetings of the Board and for action by written consent of the Board are as follows:
(a)    A meeting of the Board may be called by any Manager. A meeting of the Board shall be called upon delivery to the Managers of notice of a special meeting of the Board given in accordance with Section 7.4(b) below.
(b)    The Company shall send written notice stating the date, time, and place of any meeting of the Board and a description of the purpose for which the meeting is called, to each Manager, at such address as appears in the records of the Company at least three (3) Business Days, but no more than thirty (30) Business Days, before the date of the meeting.
(c)    A Manager may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Manager’s presence at any meeting (i) waives objection to lack of notice or defective notice of the meeting, unless the Manager at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Manager objects to considering the matter when it is presented.
(d)    Any or all Managers may participate in any meeting by, or through the use of, any means of communication by which all Managers participating may simultaneously hear each other during the meeting, and such means of communication shall be made available to each Manager in connection with each annual or special meeting of the Board. A Manager so participating is deemed to be present in person at the meeting.
(e)    The presence of both Managers at any meeting is necessary for a quorum. Any action proposed to be taken by the Board shall be approved upon the affirmative vote of both Managers present at the meeting, with each Manager having one vote.
(f)    Any action required or permitted to be taken at a meeting of the Board may be taken without a meeting if the action is consented to in writing and is signed by all of the Managers. The written consent shall be delivered to the Company for inclusion in the minutes.
Section 7.5    Action by the Members. The Members may act by vote, resolution or other action approved or adopted at a meeting held in accordance with this Section 7.5, or by a written consent signed in accordance with this Section 7.5. The rules for the conduct of meetings of the Members and for action by written consent of the Members are as follows:
(a)    Meetings of the Members may be called only by (i) the Board or (ii) Members owning at least ten percent (10%) of the Voting Units. Meetings of the Members shall be called upon delivery to the Members of notice of a meeting of the Members given in accordance with Section 7.5(b) below.
(b)    Upon the request of the Board or the Members calling a meeting of the Members under Section 7.5(a)(ii), the Company shall send written notice stating the date, time, and place of any meeting of the Members and a description of the purpose for which the meeting is called, including any matter to be voted on by the Members (and no other matter may be so presented for a vote of the Members without first complying with the notice provisions in this Section 7.5(b)), to each Member, at such address as appears in the records of the Company at least ten (10), but no more than thirty (30), days before the date of the meeting.
(c)    A Member may waive notice of any meeting, before or after the date and time of the meeting as stated in the notice, by delivering a signed waiver to the Company for inclusion in the minutes. A Member’s presence at any meeting (i) waives objection to lack of notice or defective notice of the meeting, unless the Member at the beginning of the meeting objects to holding the meeting or transacting business at the meeting, and (ii) waives objection to consideration of a particular matter at the meeting that is not within the purposes described in the meeting notice, unless the Member objects to considering the matter when it is presented.
(d)    Any or all Members may participate in any meeting by, or through the use of, any means of communication by which all Members participating may simultaneously hear each other during the meeting, and such means of communication shall be made available to each Member in connection with each annual or special meeting of the Members. A Member so participating is deemed to be present in person at the meeting.
(e)    The presence of Members holding a majority of the Voting Units at a meeting is necessary for a quorum. Except as provided in Section 7.1(e), any action proposed to be taken by the Members shall be approved upon the affirmative vote of holders of a majority of the Voting Units represented at the meeting.
(f)    Any action required or permitted to be taken at a meeting of the Members may be taken without such meeting, without prior notice and without a vote, by written consent, setting forth the action so taken, signed by holders of a majority of the Voting Units consented to in writing.
Section 7.6    Officers.
(a)    Except as set forth on Exhibit B, in this Agreement, or in any employment or other applicable agreement, the Board, in its sole discretion, may designate and appoint one or more Officers on the terms and conditions set forth herein or on such other terms and conditions that the Board, in its sole discretion, may determine from time to time (including, but not limited to, any addition, restriction or other modification to any power, duty and/or responsibility set forth in this Section 7.6). No Officer may act as a Partnership Representative or have any power, right, duty or obligation of a Partnership Representative, in whole or in part, unless such Officer meets the qualifications for a Partnership Representative and is explicitly designated and appointed as such by the Board.
(b)    The Chairman of the Board (the “Chairman”) shall preside at all meetings of the Members and the Board and shall see that the orders and resolutions of the Board are carried into effect.
(c)    Subject to the powers and oversight of the Board and the Chairman, the chief executive officer (the “Chief Executive Officer”) shall have general charge of the Company’s business, affairs and property (including, but not limited to, responsibility for the Company’s day-to-day operations of the Company and control over its Officers, agents and employees) and shall see that all orders and resolutions of the Board are carried into effect. The Chief Executive Officer shall execute bonds, mortgages and other contacts requiring a seal, under the seal of the Company, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board to some other Officer. Whenever the President is unable to serve, by reason of sickness, absence or otherwise, the Chief Executive Officer shall perform all the duties and responsibilities and exercise all the powers of the President.
(d)    Subject to the powers of the Board and the Chairman and the terms, the president (the “President”) shall devote such time and attention as is necessary to discharge the responsibilities of the office of the President. The President may execute contracts in the name of the Company and appoint and discharge agents and employees of the Company. The President may sign, with the secretary, assistant secretary, treasurer or assistant treasurer, certificates (if any) for any Membership Interest, and may sign any policies, deeds, mortgages, bonds, contracts, or other instruments that the Board has authorized to be executed except in cases where the signing and execution thereof shall be expressly delegated by the Board or by this Agreement to some other Officer, or shall be required by law to be otherwise signed or executed.
(e)    In the absence of the Chief Executive Officer and the President or in the event of the Chief Executive Officer’s or President’s inability or refusal to act, a vice-president (each, a “Vice President”) (if there be any or in the event there be more than one Vice-President, the Vice-Presidents in the order designated, or in the absence of any designation, then in the order of their election) shall perform the duties of the Chief Executive Officer or President, and when so acting, shall have all the powers of and be subject to all the restrictions upon the Chief Executive Officer or President.
(f)    The secretary (the “Secretary”) shall attend all meetings of the Board and all meetings of the Members and record all the proceedings of the meetings of the Company and of the Board in a book to be kept for that purpose and shall perform like duties for the standing committees when required. The Secretary shall give, or cause to be given, notice of all meetings of the Members and special meetings of the Board. The Secretary shall have custody of the Company’s seal (if any), and the Secretary shall have authority to affix the same to any instrument requiring it and when so affixed, it may be attested by the Secretary’s signature. The Board may give general authority to any other Officer to affix the Company’s seal (if any) and to attest the affixing by the Secretary’s signature.
(g)    The treasurer (the “Treasurer”) shall have the custody of the Company’s funds and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Company and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Board. The Treasurer shall disburse the funds of the Company as may be ordered by the Board, taking proper vouchers for such disbursements, and shall render to the Board, at its regular meetings, or when the Board so requires, an account of all transactions as Treasurer and of the financial condition of the Company.
Section 7.7    Limitation on Authority of Members. Notwithstanding anything to the contrary in the Act, no Holder in his capacity as a Holder shall have the authority to bind the Company. No Holder is an agent of the Company solely by virtue of being a Holder, and no Holder has authority to act for the Company solely by virtue of being a Holder. Any Holder who takes any action that binds the Company in violation of this Agreement shall be solely responsible for any loss and expense incurred by the Company as a result of the unauthorized action and shall indemnify and hold the Company harmless with respect to the loss or expense.
ARTICLE VIII
EXCULPATION AND INDEMNIFICATION
Section 8.1    Exculpation.
(a)    Except as otherwise provided herein, to the maximum extent permitted by the Delaware Act, no Person who is or was a Manager or Officer or any of such Person’s respective Affiliates, heirs, successors, assigns, agents or representatives shall be liable to the Company or to any Holder for any act or omission performed or omitted by such Person in such Person’s capacity as a Manager or Officer or otherwise taken in good faith; provided that, except as otherwise provided herein, such limitation of liability shall not apply to the extent it shall have been finally adjudicated that such Person (i) did not act in good faith and in a manner that such Person reasonably believed to be in the best interest of the Company, (ii) was either grossly negligent or engaged in willful malfeasance, (iii) breached this Agreement in any material respect, or (iv) violated any material law. A Manager or Officer shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by such Manager or Officer in good faith reliance on such advice shall in no event subject such Manager or Officer or any of their respective Affiliates, heirs, successors, assigns, agents or representatives to liability to the Company or any Holder.
(b)    Notwithstanding anything to the contrary contained herein, whenever in this Agreement or any other agreement contemplated herein or otherwise, a Manager is permitted or required to take any action or to make a decision in its “sole discretion” or “discretion” or that it deems “necessary,” “necessary or appropriate,” “necessary or desirable” or “necessary, appropriate or advisable,” or under a grant of similar authority or latitude, such Manager shall, to the fullest extent permitted by applicable law, make such decision in its sole discretion (regardless of whether there is a reference to “sole discretion” or “discretion”), shall be entitled to consider such interests and factors as it desires (including the interests of a Holder with which a Manager may be affiliated), and shall have no duty or obligation (fiduciary or otherwise) to give any consideration to any interest of or factors affecting the Company, its Affiliates or the Holders, and shall not be subject to any other or different standards imposed by this Agreement, any other agreement contemplated hereby, under the Delaware Act or under any other applicable law or in equity.
(c)    Whenever in this Agreement a Manager is permitted or required to take any action or to make a decision in its “good faith” or under another express standard, such Manager shall act under such express standard and, to the extent permitted by applicable law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as such Manager believes that the action taken or the decision made is in or not opposed to the best interests of the Company, the resolution, action or terms so made, taken or provided by such Manager shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon such Manager or any of its Affiliates, heirs, successors, assigns, agents or representatives.
(d)    To the maximum extent permitted by applicable law, except as provided and subject to Section 7.7, each Holder hereby waives any claim or cause of action against a Person who is or was a Manager (other than when acting solely in the capacity of an employee of the Company) or any of such Person’s Affiliates, heirs, successors, assigns, agents and representatives for any breach of any fiduciary duty to the Company or its Holders by such Person, including as may result from a conflict of interest between the Company or any of its Affiliates and such Person, and any liability for breach of fiduciary duties as a Manager (other than when acting solely in the capacity of an employee of the Company) is hereby eliminated to the fullest extent permitted by applicable law. Subject to compliance with the express terms of this Agreement, a Person who is or was a Manager (other than when acting solely in the capacity of an employee of the Company) shall not be obligated to recommend or take any action as a Manager that prefers the interests of the Company or the other Holders over the interests of such Person (or the interest of a Holder with which such Person is affiliated) or its Affiliates, heirs, successors, assigns, agents or representatives.
Section 8.2    Indemnification.
(a)    To the fullest extent permitted by law, the Company shall indemnify and hold harmless any Person that was or is a party or is threatened to be made a party to any Proceeding, by reason of the fact that such Person is or was an Indemnitee, against any loss, damage, liability or expense (including reasonable attorneys’ fees, costs of investigation and amount paid in settlement) incurred by or imposed upon the Indemnitee in connection with such Proceeding.
(b)    The Company shall pay the expenses incurred by an Indemnitee in defending any Proceeding, or in opposing any claim arising in connection with any potential or threatened Proceeding, in each case for which indemnification may be sought pursuant to this Section 8.2, in advance of the final disposition thereof, upon receipt of a written undertaking by such Indemnitee to repay such payment if it shall be determined that such Indemnitee is not entitled to indemnification under this Section 8.2 with respect to such Proceeding.

(c)    The rights to indemnification and advancement of expenses conferred in this Section 8.2 shall (i) not be exclusive of any other right which any Indemnitee may have or hereafter acquire under any law, statute, rule, regulation, charter document, by-law, contract or agreement and shall inure to the benefit of the executors, administrators, personal representatives and successors of each such Indemnitee and (ii) continue as to an Indemnitee even if such Indemnitee is not or ceases to be a Holder, Member, Manager, or Officer.
(d)    Rights and benefits conferred on an Indemnitee under this Section 8.2 shall be considered a contract right and shall not be retroactively abrogated or restricted without the written consent of the Indemnitee affected by the proposed abrogation or restriction.
(e)    The Company, at the sole discretion of the Board, may indemnify and advance expenses to a non-Officer employee or agent of the Company to the same extent and subject to the same conditions under which it may indemnify and advance expenses to an Indemnitee under Section 8.2.
(f)    Recourse by an Indemnitee for indemnity under Section 8.2(a) shall be only against the Company as an entity and no Member shall by reason of being a Member be liable for the Company’s obligations under Section 8.2(a) or Section 8.2(c).
(g)    Notwithstanding anything to the contrary in this Agreement or applicable law, an Indemnitee shall not have any right or benefit under this Section 8.2 or any other right to indemnification or reimbursement under this Agreement or applicable law with respect to a Proceeding if:
(i)    the Indemnitee is or was a plaintiff in the Proceeding for which indemnification is being sought under this Section 8.2 (other than a Proceeding brought and maintained solely for the purpose of obtaining indemnification under this Section 8.2); or
(ii)    it shall have been finally adjudicated that such Indemnitee (A) did not act in good faith and in a manner that such Indemnitee reasonably believed to be in the best interest of the Company, (B) was either grossly negligent or engaged in willful malfeasance, (C) breached this Agreement in any material respect, or (D) violated any material law applicable or relating to the Company or any of its Affiliates.
(h)    If this Section 8.2 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Company shall nevertheless indemnify and hold harmless each Person otherwise entitled to indemnification under this Section 8.2 to the full extent permitted by any portion of this Section 8.2 that shall not have been invalidated.
ARTICLE IX
BOOKS AND RECORDS
Section 9.1    Books and Records. Proper and complete books and records of the Company, in which shall be entered fully and accurately the transactions of the Company, shall be kept and maintained at all times at the principal offices of the Company or, subject to the provisions of the Delaware Act, at such other place as the Board may from time to time determine.
Section 9.2    Bank Accounts. Funds of the Company shall be used only for Company purposes and shall be deposited in such accounts in banks or other financial institutions as may be established from time to time by the Board. Withdrawals shall be made by such Persons as are designated from time to time by the Board.
ARTICLE X
TRANSFERS
Section 10.1    Restrictions on Transfers. No Person shall Transfer any Membership Interest without the prior written consent of the Digirad Manager, which consent shall be at the sole discretion of the Digirad Manager. A Transfer of a Membership Interest shall remain subject to Section 6.8, Section 10.2 and Article XIII, without regard to the consent of the Digirad Manager to such Transfer.
Section 10.2    Other Transfer Conditions, Restrictions and Requirements.
(a)    In the event of a Transfer of any Membership Interest, the Transferee of the Membership Interest shall take and hold such Membership Interest subject to this Agreement, shall assume all of the obligations arising under the Agreement (including, but not limited to, an obligation set forth in Section 6.8) or applicable law of the Transferor of the Membership Interest, and otherwise shall comply with this Agreement. Without any limitation on the foregoing, unless and to the extent admitted as a Member in accordance with this Agreement, a Holder shall not have any right to vote or consent or otherwise participate in management.
(b)    Notwithstanding anything in this Agreement to the contrary, no Transfer of a Membership Interest shall be permitted and any such purported Transfer shall be void ab initio, and no Transferee of a Membership Interest shall be admitted to the Company as a Member, if (i) such Transfer violates any provision of this Agreement or (ii) the Transferee of such Membership Interest does not agree in writing to be bound by all of the provisions of this Agreement (such writing to be in form and substance reasonably satisfactory to the Digirad Manager) or fails to execute or provide any document required or requested by the Digirad Manager.
Section 10.3    Termination of Status. Upon a Transfer (other than a Transfer in the nature of a pledge, mortgage, lien or other encumbrance in the nature of a security interest) of all of a Holder’s Membership Interest in a Transfer permitted by this Agreement, such Holder, if admitted as a Member, shall cease to be a Member, and all rights of such Holder as a Member or Holder shall terminate, except that Section 6.8, Article VIII and the representations and warranties made by such Member or Holder under Section 12.1, together with any other provisions of this Agreement necessary or ancillary to implementation of any of the foregoing provision, shall survive such termination.
ARTICLE XI
WITHDRAWAL AND DISSOLUTION

Section 11.1    Withdrawal. No Holder shall have the power or right to withdraw or otherwise resign from the Company prior to the dissolution and winding up of the Company pursuant to this Article XI without the prior written consent of the Digirad Manager (which consent may be withheld by the Digirad Manager in its sole discretion), except that, upon a Transfer (other than a Transfer in the nature of a pledge, mortgage, lien or other encumbrance in the nature of a security interest) of all of a Holder’s Membership Interest in a Transfer permitted by this Agreement, and subject to Section 6.8, such Holder shall cease to be a Holder. Notwithstanding that payment on account of a withdrawal may be made after the effective time of such withdrawal, subject to Section 6.8, any completely withdrawing Holder will not be considered a Holder for any purpose after the effective time of such complete withdrawal, and, in the case of a partial withdrawal, such Holder’s Capital Account (and corresponding voting and other rights) shall be reduced for all other purposes hereunder upon the effective time of such partial withdrawal.
Section 11.2    Events of Dissolution. The Company shall be dissolved and its affairs shall be wound up on the first to occur of the following:
(a)    the consent of Members owning more than fifty percent (50%) (as determined without regard to any quorum or other similar requirement) of the Voting Units;
(b)    the entry of a decree of judicial dissolution of the Company under the Delaware Act; or
(c)    the sale of all or substantially all of the Company’s assets.
Section 11.3    Liquidating Distributions. Upon the dissolution and winding-up of the Company, the assets shall be distributed as follows:
(a)    First, to creditors, including Holders who are creditors, to the extent permitted by law, in the order of priority as provided by law to satisfy the liabilities of the Company whether by payment or by the establishment of adequate reserves, excluding liabilities for distributions to Holders pursuant to Article V; and
(b)    Thereafter, the remaining assets will be distributed in accordance with Section 5.1.
Section 11.4    Conduct of Winding-Up. The winding-up of the business and affairs of the Company shall be conducted by the Board except as otherwise required by law.
Section 11.5    Deficit Capital Accounts. Notwithstanding any custom or rule of law to the contrary, to the extent that any Holder has a deficit Capital Account balance, upon dissolution of the Company such deficit shall not be an asset of the Company and no Holder shall be obligated to contribute such amount to the Company to bring the balance of any Holder’s Capital Account to zero.

ARTICLE XII
REPRESENTATIONS, WARRANTIES,
AGREEMENTS AND OTHER MATTERS
Section 12.1    Holder Representations. In connection with the acquisition and/or ownership of any Membership Interest, the Person acquiring the Membership Interest represents and warrants to the Company and agrees and acknowledges that:
(a)    any Membership Interest acquired by or for such Person is and shall be acquired solely for such Person’s own account, for investment purposes only and not with a present view toward the distribution thereof and not with any present intention of distributing or reselling any such Membership Interest; provided that, irrespective of any other provisions of this Agreement, any Transfer of such Membership Interest by such Person shall be made only in compliance with all applicable federal and state securities laws, including, without limitation, the Securities Act;
(b)    any Membership Interest acquired by or for such Person is not registered under the Securities Act nor qualified nor registered under state law and must be held by such Person until such Membership Interest or any successor security is so registered or qualified for an exemption from such registration or qualification is available; neither the Company nor any Member or Manager shall have any obligation to take any action to cause any Membership Interest to be registered under the Securities Act or qualified or registered under state law or to qualify any Membership Interest for an exemption from such registration or qualification; and the Company shall give to the party responsible for recording Transfers of Membership Interest or successor securities “stop transfer” directions prohibiting Transfers in violation of the foregoing provisions of this Section 12.1(b);
(c)    the execution, delivery and performance of this Agreement by such Person does not and shall not conflict with, violate or cause a breach of any agreement, contract or instrument to which such Person is a party or any judgment, order or decree to which such Person is subject;
(d)    such Person has no and shall not grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement;
(e)    if such Person is a corporation, partnership, limited liability company, trust, custodianship, estate or other entity, this Agreement has been duly executed by a duly authorized person on its behalf and constitutes the legally binding obligation of such Person, enforceable against such Person in accordance with its terms (except to the extent that enforcement may be affected by laws relating to bankruptcy, reorganization, insolvency and creditors’ rights generally and by the availability of injunctive relief, specific performance and other equitable remedies);
(f)    such Person has carefully reviewed this Agreement, has had the opportunity to ask questions and receive answers concerning such agreement and fully understands the provisions contained herein;

(g)    with respect to the Tax and other consequences of acquiring, receiving, owning, holding, and disposing of any Membership Interest and the income and proceeds thereof, with the exception of such written opinions as may be given to a Person or for its benefit by counsel representing another Person or the Company, such Person is relying solely on its own Tax and other counsel and advisors and is not relying on the Company, or any person other than Person’s own counsel and advisors;
(h)    such Person is a “United States person” within the meaning of Code Section 7701(a)(30) (or a disregarded entity of such a United States person) and, with respect to any allocation or distribution under or any transaction contemplated by this Agreement, neither the Company, any Manager, any Officer, nor any Affiliate of any of the foregoing is or will be required to withhold or pay any Tax under Code Section 1445, Code Section 1446 or any other provision of any Tax law (other than the withholding or estimated payment of any state income Tax) with respect to or on behalf of such Person; and
(i)    such Person is not a “tax-exempt entity” within the meaning of Code Section 168(h)(2)(A).
ARTICLE XIII
MISCELLANEOUS
Section 13.1    Counsel Clause. Each of the Company, each Holder and each Manager acknowledge that Counsel represents Digirad Corporation in connection with the preparation or negotiation of this Agreement.
Section 13.2    Amendment of Agreement. This Agreement may be amended by the Company with the written consent of Members owning more than fifty percent (50%) (as determined without regard to any quorum or other similar requirement) of the Voting Units, provided that in no event shall any amendment materially and adversely affect the economic or non-economic rights or obligations of any one Member without the prior written consent of such Member unless such amendment materially and adversely affects the same rights and obligations of all Members and in the same proportionate manner, except that any amendment which would require additional capital contributions from a Member shall require such Member’s prior written consent.
Section 13.3    Remedies. In any action to enforce this Agreement or to seek damages on account of any breach hereof, the prevailing party shall be entitled to reimbursement for its costs of collection (including reasonable attorneys’ fees and expenses). No remedy conferred upon any party to this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute.
Section 13.4    Waiver. None of the terms of this Agreement shall be deemed to have been waived by any party hereto, unless such waiver is in writing and signed by that party. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement or any further breach of the provision so waived.

Section 13.5    Notices.
(a)    All notices and other communications which are required or permitted to be given under this Agreement shall be in writing and shall be delivered personally or by certified mail (return receipt requested), or telecopied (during normal business hours) and addressed, if to a Holder, to such Holder or such Holder’s personal representative at such Holder’s last address known as disclosed on the records of the Company, to the address set forth on Exhibit A or to such other address as any of the above shall have specified by notice hereunder. Each notice or other communication shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt or the affidavit of messenger being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.
(b)    Each Holder shall be required to keep a current address on file with the Company at all times such Holder is a Holder, and for five years following such Holder’s withdrawal from the Company. Each Holder shall indemnify and hold harmless the Company and the other Holders from and against any liability arising out of the failure to comply with this Section 13.5(b).
Section 13.6    Entire Agreement. This Agreement contains the entire agreement, and supersedes all prior agreements and understandings and arrangements, oral or written, among the parties hereto with respect to the subject matter hereof.
Section 13.7    Binding Effect; Benefits. All of the terms and provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.
Section 13.8    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be unenforceable or invalid under applicable law, such provision shall be ineffective only to the extent of such unenforceability or invalidity (and for purposes only of such applicable law), and the remaining provisions of this Agreement shall continue to be binding and in full force and effect.
Section 13.9    Headings. The section and other headings contained in this Agreement are for convenience only and shall not be deemed to limit, characterize or interpret any provisions of this Agreement.
Section 13.10    No Strict Construction. The parties hereto jointly participated in the negotiation and drafting of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their collective mutual intent. This Agreement shall be construed as if drafted jointly by the parties hereto, and no rule of strict construction shall be applied against any Person.
Section 13.11    Interpretation. As used in this Agreement, each of the masculine, feminine and neuter genders shall be deemed to import the others whenever the context so indicates or requires. Terms defined in the singular have a comparable meaning when used in the plural and vice versa. Terms defined in the present tense shall have a comparable meaning when used in the past or future tense and vice versa. Terms defined as a noun shall have a comparable meaning when used as an adjective, adverb, or verb and vice versa. Whenever the term “include” or “including” is used in this Agreement, it shall mean “including, without limitation,” (whether or not such language is specifically set forth) and shall not be deeded to limit the range of possibilities to those items specifically enumerated. Unless otherwise limited, the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision.
Section 13.12    Counterparts. This Agreement may be executed in any number of counterparts, and by facsimile, pdf or other electronic method, each of which shall be effective only upon delivery and thereafter shall be deemed to be an original, and all of which shall be taken to be one and the same instrument with the same effect as if each of the parties hereto had signed the same signature page.
Section 13.13    Governing Law. This Agreement and the rights of the parties hereunder shall be construed and interpreted in accordance with the laws of the State of Delaware applicable to agreements made and to the performance wholly within that jurisdiction.
Section 13.14    Jurisdiction and Venue. Each party hereto irrevocably submits to the exclusive jurisdiction of any state or federal court within the State of Delaware with respect to any cause or claim arising under or relating to this Agreement. Each party hereto irrevocably consents to the service of process by registered mail or personal service, irrevocably waives any objection based on forum non conveniens with respect to such a court, and irrevocably waives any objection to venue of such court.
[SIGNATURES APPEAR ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Limited Liability Company Agreement as of the date first above written.

“COMPANY”		“MEMBERS”

STAR PROCUREMENT, LLC		DIGIRAD CORPORATION

By:	/s/David J. Noble	By:	/s/Matthew G. Molchan
Name:	David J. Noble	Name:	Matt Molchan
Title:	Manager	Title:	CEO

ATRM HOLDINGS, INC.

By:	/s/Daniel M. Koch
Name:	Daniel M. Koch
Title:	President & CEO

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EXHIBIT A

Holder Name & Address	Units	Capital Contribution

DIGIRAD CORPORATION 1048 Industrial Court Suwanee, Georgia 30024	50	$1,000,000
ATRM HOLDINGS, INC. 5215 Gershwin Avenue, N. Oakdale, MN 55128	50	0
TOTAL	100	$1,000,000

EXHIBIT B
Managers on the Board (as per Section 7.1(b)):
David Noble (the “Digirad Manager”)
Stephen Clark (the “ATRM Manager”)

Partnership Representative:
An individual designated by Digirad Corporation.
(Optional) In the case of any State Tax:
An individual designated by Digirad Corporation.

EXHIBIT C

Services Agreement

SERVICES AGREEMENT
This SERVICES AGREEMENT (this “Agreement”), effective as of January 2, 2019 is entered into by and among STAR PROCUREMENT, LLC, a Delaware limited liability Company (the “Company”) and KBS Builders, Inc. a Delaware Corporation (“KBS”). The Company and KBS are sometimes are referred to in this Agreement collectively as the “Parties” and individually as a “Party”. Capitalized terms used in this Agreement but not otherwise defined in this Agreement will have the meanings set forth in the LLC Agreement (defined below).

RECITALS

WHEREAS, ATRM Holdings, Inc., a Minnesota corporation (“ATRM”) and Digirad Corporation, a Delaware corporation (“Digirad”) are the sole members of the Company, and together with the Company are parties to that certain Limited Liability Company Agreement of the Company dated the date hereof (the “LLC Agreement”); and

WHEREAS, the Company was formed for purposes of creating a joint venture in which the Company will purchase and sell building materials and related goods and entry into this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

1.    DEFINITIONS
1.1    “Services” means the services, functions, and tasks to be provided by the Company to KBS pursuant to this Agreement as described in the Service Schedule, as such services, functions and tasks may be changed or supplemented pursuant to the terms of this Agreement.
1.2    “Service Schedule” means a Schedule to this Agreement, describing (among other things) the particular Services being provided and the timing for such Services.

2.	SERVICES
2.1    Performance of Services. Subject to the other terms and conditions of this Agreement, KBS hereby grants the Company the right of first refusal to provide the Services to KBS (and, as necessary, its subsidiaries) during the Term (defined below) in accordance with and subject to the terms and conditions of this Agreement. Upon the mutual written agreement of the Parties, the Parties may modify the Services described on the existing Service Schedule or add additional Services to be performed by the Company. The Company has no obligation to provide any services other than the Services.

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2.2    First Refusal Right. KBS shall provide written notice to the Company containing all of the terms and conditions of the required Services (a “Service Notice”), and the Company shall be entitled to provide such Services on such (or better) terms and conditions. If the Company intends to exercise its first refusal right, it must deliver to KBS a commitment (a “Service Commitment”) to do so as soon as practicable and in no event later than thirty (30) days after receipt of the Service Notice from KBS or its subsidiaries. If the Company fails to provide a Service Commitment within the 30-day period or waives its first refusal right prior to that time, then KBS will be free to obtain such Services from any third party. All Services to be provided by the Company pursuant to this Agreement shall be provided by the Company in its sole discretion.
2.3    Affiliates and Subcontractors. The Company may use personnel of its Affiliates, or engage, consistent with past practice, the services of third parties to provide or assist the Company (or its Affiliates) to provide the Services.
2.4    Standard of Performance. Notwithstanding anything to the contrary in this Agreement, KBS understands and agrees that the standard of performance to which the Company and its Affiliates will be accountable under this Agreement will be to achieve a comparable level of service as KBS achieved with respect to the Services during the twelve (12) months prior to the date hereof.
2.5    Additional Resources and Consents. Notwithstanding anything to the contrary in this Agreement, the Company shall not be required to perform any Service if doing so would require the Company to violate any law or breach any contract by which the Company or its Affiliates are bound. In addition and without limiting the foregoing, if the Company reasonably believes that performance of a particular Service requires the Company to obtain any third-party licenses or consents, or any software, technology or other goods, services or materials not already in the Company’s possession, then the Company shall promptly inform KBS, and KBS shall cooperate with the Company to obtain such licenses, consents or other or items at KBS’s sole expense if so requested by KBS. If KBS does not agree to pay the costs associated with obtaining such licenses, consents or other items, the Company shall be under no obligation to obtain such licenses, consents or other or items.
2.6    Cooperation. In order to enable the Company to perform the Services, KBS shall provide the Company with such cooperation and assistance (including access to employees) as is reasonably necessary for the Company or its Affiliates or contractors to timely perform the Services, as well as such other cooperation and assistance as the Company reasonably requests in connection with the provision of the Services hereunder.
2.7    Employees. The Parties agree that the employees and contractors of the Company providing the Services are the employees and contractors of the Company alone, and are not the employees or contractors of KBS for any purpose whatsoever.

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3.	PAYMENT TERMS
3.1    Fees and Costs.
(a)    Unless otherwise set forth in the Service Schedule, KBS shall reimburse the Company, on a monthly basis in accordance with Section 0, for the Company’s actual cost (excluding the Materials Purchase Amounts (defined below)) in providing the Services (the “Service Fees”).
(b)    Unless otherwise set forth in the Service Schedule, KBS shall pay the Company for all Building Materials, on a monthly basis in accordance with Section 0, a purchase price equal to the full cost of Building Materials (as defined in the Service Schedule) (excluding any Service Fees) during such period, plus 3% of the cost of such Building Materials. The amount(s) payable pursuant to this Section 3.1(b) is referred to herein as the “Materials Purchase Amount(s).”
3.2    Invoicing and Payment. Each calendar month during the Term, the Company shall issue to KBS an invoice for the amount of the Service Fees and the Materials Purchase Amounts payable to Company for the Services rendered during that month. KBS shall pay the amount invoiced by the Company within thirty (30) days after receipt thereof. All payments made pursuant to this Section 3.2 must be made in U.S. Dollars, by wire transfer of immediately available funds to the bank account previously designated by the Company to KBS. The amount of any due but unpaid Service Fees and Materials Purchase Amounts shall bear interest from and including the due date of such fees to, and including, the date of payment at a rate per annum equal to 5%. Such interest shall be calculated daily on the basis of a 365-day year and the actual number of days elapsed, without compounding
3.3    Taxes. The fees for Services provided pursuant to this Agreement exclude all excise, sales, use, gross receipts, value added, goods and services or similar transaction or revenue-based taxes (excluding any income Taxes) applicable to the provision of the Services and imposed by any federal, state, or local taxing authority (such taxes, together with any applicable interest, penalties, or additions to tax imposed with respect to such taxes, “Taxes”), and KBS shall be responsible for payment of all such Taxes.
3.4    Expenses. Except as otherwise expressly provided in this Agreement, each Party shall bear its own costs and expenses incurred in the performance of this Agreement.

4.
PROPRIETARY RIGHTS. This Agreement and the performance of this Agreement will not affect the ownership of any intellectual property rights. No Party will gain, by virtue of this Agreement, any rights of ownership of any rights related to the intellectual property owned by any other Party.

5.	CONFIDENTIALITY. Each Party shall keep any confidential or proprietary information of the other Party acquired pursuant to or in connection with this Agreement strictly confidential.

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6.    INDEMNIFICATION; LIMITATIONS OF LIABILITY
6.1    Indemnification. Each Party agrees to protect, defend, indemnify and hold harmless each other Party from and against any and all losses, claims, suits and actions (whether threatened or pending) arising out of or related to any (a) breach of any covenant or obligation of such Party contained in this Agreement or (b) negligence or willful misconduct of such Party or its employees or agents in connection with the performance of the Services hereunder. The rights to indemnification hereunder shall be in addition to any rights to indemnification that a Party may have under the LLC Agreement.

7.	TERM AND TERMINATION
7.1    Term of Agreement. The term of this Agreement begins on the date hereof and will continue until terminated in accordance with the terms hereof (the “Term”).
7.2    Termination of Service. This Agreement shall automatically terminate upon the dissolution and winding-up of the Company pursuant to the LLC Agreement, or upon the written agreement of all Parties to the termination of this Agreement or the Services. If a Party breaches this Agreement, the other Party may terminate upon 30 days prior written notice if such breach is not cured.
7.3    Effect of Termination. Upon expiration or termination of this Agreement for any reason, the Company shall no longer be obligated to provide the terminated Services, and KBS shall no longer be obligated to pay for such Services, except with respect to any Service Fees and Materials Purchase Amounts incurred up to the date of termination or expiration (all such fees, including any applicable late fees, will become immediately due and payable by KBS to the Company upon the effective date of such termination).
7.4    Survival. The following provisions of this Agreement will survive its termination or expiration: Sections 1, 3 (with respect to Services performed prior to termination or expiration), 4, 5, 6, 7.3, 7.4 and 8.

8.	MISCELLANEOUS.
8.1    Notices. Any and all notices, requests, demands or other communications required to be given pursuant to this Agreement by any Party shall be in writing and shall be validly given or made to the applicable Party if served personally, by overnight mail, by nationally recognized overnight courier or sent by electronic mail, receipt confirmed. If the notice, request, demand or other communications are served personally, service shall be conclusively deemed made at the time of service. If the notice, request, demand or other communications are sent by electronic mail, service shall be conclusively deemed made the first (1st) business day following successful transmission or upon confirmation of receipt from the recipient. If the notice, demand or other communications are given by overnight mail, service shall be conclusively deemed made one (1) business day after sent in the United States mail, addressed to the applicable Party to whom the notice, demand or other communication is to be given, and when received if delivered by hand or

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overnight courier service on any business day. Notices shall be provided to the following addresses (any of which may be changed upon like notice to the other Parties):
If to KBS to:
KBS BUILDERS, INC.
300 Park St.
South Paris, ME 04281
Attention: Matt Mosher
Telephone: (207) 744-0402
Fax: (207) 739-2223
Email: mmosher@kbs-homes.com

If to the Company to:

STAR PROCUREMENT, LLC
1048 Industrial Court
Suwanee, GA 30024
Attention: Matthew G. Molchan
Telephone: 858-726-1600
Fax: 858-726-1700
Email: Matt.Molchan@digirad.com

8.2    Assignment. No Party may assign this Agreement or its rights or obligations hereunder, in whole or in part, voluntarily or by operation of law, without the written consent of the other Party, and any attempted assignment without such consent shall be void and without legal effect.
8.3    Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party hereto. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party shall operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
8.4    Entire Agreement. This Agreement (including the schedule attached hereto) constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter.
8.5    Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement.

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A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.
8.6    Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

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IN WITNESS WHEREOF, the undersigned have caused this Services Agreement to be executed by their duly authorized representatives as of the day and year first set written above.

STAR PROCUREMENT, LLC

By:
Name:
Title:

KBS BUILDERS, INC.

By:
Name:
Title:

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[Signature Page to Services Agreement]

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SERVICE SCHEDULE

1.	Services.

KBS shall submit a Service Notice to the Company for ALL Building Materials required by KBS and is subsidiaries in the conduct of their respective businesses.

Subject to the Company’s right of first refusal set forth on Section 2.2 of the Agreement, the Company shall source and purchase from a supplier (the “Materials Supplier”) all Building Materials requested by KBS in Service Notices and arrange for such materials to be delivered directly to KBS or its subsidiaries, as directed.

For purposes of this Agreement, “Building Materials” shall mean any and all goods, products, raw materials and similar items used to manufacture, produce, construct and/or build modular building unites (including, but not limited to, single-family homes, apartment buildings, condominiums, and other commercial structures).

2.	Additional Terms Related to Services.

KBS shall bear the risk of loss of all Building Materials upon any transfer of such risk by the Materials Supplier, even if related Materials Purchase Amounts are unpaid. In no event shall the Company bear the risk of loss for any Building Materials.